December 21, 2021

Michael Valente

RE: Incentive Award Modification Letter

Dear Mr. Valente,

This letter (the “Modification Agreement”) modifies certain incentive awards previously issued to you by GCP Applied Technologies, Inc. (the “Company”) effective as of the date hereof.

You previously received certain incentive awards that would otherwise become payable in calendar year 2022. The Compensation Committee of the Board of Directors of the Company has the authority under the terms of the applicable incentive compensation plan documents and related award agreements to modify the terms and conditions set forth in those award agreements. The Compensation Committee has determined that it is in the best interest of the Company to accelerate the payment of certain amounts otherwise payable in calendar year 2022 as expressly set forth in this Modification Agreement.

If you have been granted or awarded remuneration under the Annual Incentive Plan and Restricted Stock Units (collectively the “Equity Incentives), they will be modified as follows:

a.Annual Incentive Plan – 2021 incentive payments which would otherwise made by March 15, 2022 will instead be made in December 2021.
b.Restricted Stock Units – restricted stock units which would otherwise become vested and payable on January 18, 2022 and March 10, 2022 will be accelerated and will be fully vest and paid in December 2021.

The Company has the right, not later than the date as of which the receipt of payments made pursuant to this Modification Agreement become taxable for federal income tax purposes, to withhold or require from you the amount necessary to satisfy applicable tax requirements (e.g., income tax, social insurance, payroll tax and payment on account), as determined by the Company. Settlement of stock awards will be made by withholding shares subject to any accelerated award as otherwise required by the compensation Committee.

In the event that you resign from employment other than for Good Reason or are terminated for Cause prior to the date that an accelerated payment would have otherwise been paid or settled, you will be required to repay the Company the amount of such accelerated payment as set forth herein. If you resign from employment other than for Good Reason or are terminated for Cause before March 15, 2022, you will be required to repay the full amount net of any taxes withheld with respect to the accelerated Annual Incentive Plan payment together with an amount equal to the fair market value (determined as of the date of acceleration) of any stock received net of any taxes withheld with respect to the accelerated Restricted Stock Units. If you resign from employment other than for Good Reason or are terminated for Cause before January 18, 2022 you will be required to repay the fair market value (determined as of the date of acceleration) of any stock received net of any taxes withheld with respect to the relevant accelerated Restricted Stock Units. Any repay required pursuant to this Modification Agreement shall be repaid to the Company within thirty (30) days after such termination of employment. The term “Cause” shall have the meaning set forth in any employment agreement between you and the Company or in the absence of such an agreement, “Cause” shall have the meaning set forth in the GCP Applied Technologies Inc. Equity Incentive Plan. The term “Good Reason” shall have the meaning set forth in any employment agreement between you and the Company and, in the absence of such an agreement, shall mean (i) a material reduction in your base compensation, (ii) a material reduction in your duties, or (iii) the required relocation of your principal place of employment to a location that is more than 50 miles from your principal place of employment as of the date of this Modification Agreement.

This Modification Agreement is governed by the law of the State of Delaware and shall be construed accordingly.

By signing this Modification Agreement below, you acknowledge and agree: (if) that you have carefully read, fully understand and agree to all of the terms and conditions contained in this Modification Agreement;(ii) you understand that the modifications to the Equity Incentives above will result in taxable income to you in 2021; and (iii) you understand that, should your employment terminate in the circumstances otherwise described in this Modification Agreement, you may be required to repay the Company with respect to all or some portion of the accelerated payments described herein.

Sincerely,
/s/ Simon Bates

Simon Bates

CONFIRMATION OF ACCEPTANCE

I agree to and accept the terms of this Modification Agreement as set forth above.

Signature /s/ Michael Valente	Date Signe December 21, 2021
Michael Valente